Exhibit 10.2

AGREEMENT FOR RELOCATION SERVICES

THIS AGREEMENT is made as of the 13th day of April 2004 (the “Effective Date”), between Friendly Ice Cream Corporation, a Massachusetts Corporation, hereinafter referred to as “the Company,” and Primacy Relocation, LLC, a Tennessee limited liability company, hereinafter referred to as “PRIMACY”.  Capitalized terms which are not specifically defined in this Agreement and any attached Addenda will have the meaning ascribed to such terms in PRIMACY’S customary policies and procedures.

For and in consideration of the mutual promises and covenants hereinafter set forth, the Company and PRIMACY agree as follows:

ARTICLE 1        General Description of the Work to be Performed

The Company hereby engages PRIMACY to perform the services described herein and PRIMACY agrees to perform such services in accordance with this Agreement including any attached Addenda.  The Company agrees to the Fee Structure and Billing Procedures as described herein.

ARTICLE 2        Authorized Services

The Company and PRIMACY agree that the following services are authorized under this Agreement. The provision of service must be initiated from the Company or its authorized agents to PRIMACY before PRIMACY and the Company are bound by this Agreement. Initiation will occur when PRIMACY is in receipt of a written authorization, including facsimiles and e-mails, from the Company or its authorized agents.

Authorized Services include:

INITIAL HERE TO AUTHORIZE
		Company	PRIMACY
Home Sale – Company Funded – EAS integrated	Addendum 1	/s/ GJU	/s/ GOS

BVO – Company Funded – EAS Integrated	Addendum 2	/s/ GJU	/s/ GOS

Other Authorized Services shall include the following:

A.                        Appraisal Review

The Company may request that PRIMACY obtain an appraisal and/or a Brokers Market Analysis to help determine the feasibility of a transfer under consideration. PRIMACY will arrange for such and have the PRIMACY Consultant review it for accuracy.  The Company will reimburse PRIMACY for any and all Home Sale Program Costs incurred in relation to each appraisal review including, but not limited to, appraisal fees, Broker Market Analysis fees, inspection costs, and any other costs considered necessary by the Company and PRIMACY to satisfactorily complete the review.  This service is included at no additional charge as part of any homesale or BVO program.

B.                        Destination Services

The Company may request PRIMACY to provide professional counseling and assistance in finding a community and home in the Employee’s new location that meets the family’s specific needs. PRIMACY will work with the Employee to carefully assess and select a Broker and/or Agent.  The Broker and/or Agent will send the Employee a complete information packet on the destination city, offer area orientation tours, and coordinate arrangements to help the Employee find a suitable home. PRIMACY will also order pre-purchase appraisals, if requested, and review settlement costs. The PRIMACY Consultant will assist the Employee throughout the entire home finding process.

C.                        Expense Administration (EAS)

PRIMACY will diligently track all Employee expenses related to the transfer, handle reimbursements by check according to the Company’s policy, compute federal withholding taxes, calculate the gross-up amount due an Employee, and provide reports for the Company and the Employee.

D.                        Marketing Assistance

The Company may request PRIMACY to assist the Employee in selling the Home. PRIMACY will work with the Employee to carefully assess and select a Broker and/or Agent. The PRIMACY consultant will stay in contact with the Broker and/or Agent to monitor the real estate sales process to insure that effective marketing techniques are being followed to achieve a timely sale for the best possible price.

E.                          Renter Assistance

The Company may request that PRIMACY provide Renter Assistance to find a rental property in the Employee’s new location.  Upon notification initiating the service a PRIMACY Consultant will contact the Employee, explain the service and arrange for a rental agent in the destination city to contact the Employee within 24 hours.  The rental agent will send the Employee a complete information packet on the destination city and coordinate arrangements to assist the Employee in locating a rental property.  The PRIMACY Consultant will remain in contact with the Employee to ensure the Employee’s needs are satisfactorily met.

ARTICLE 3     Administrative Procedures

A.                        Audit

PRIMACY shall maintain accurate and complete records, including supporting bills and invoices, accounting for all charges and expenses incurred pursuant to and during the term of this Agreement and for a period of three years following the termination of this Agreement.  Such records shall be maintained in conformance with generally accepted accounting principles. PRIMACY further agrees to permit the Company or its representatives to examine and audit such records upon reasonable notice at all reasonable times during the term of this Agreement.

Company understands and acknowledges that, in connection with any of the services provided or coordinated by PRIMACY pursuant to this Agreement or any Addendum, PRIMACY may refer the Employee to various providers of services and that PRIMACY may be entitled to receive a reasonable referral fee in connection with any such referral.  Company agrees that any referral fee paid by the person or supplier to whom the Employee is referred shall be the sole property of PRIMACY, and neither Company nor the Employee shall have any right, title or interest therein or thereto.

B.                        Insurance

PRIMACY shall carry broad form property insurance and comprehensive general liability insurance on each Home and Special Property commencing on the Date of Possession. Comprehensive general liability insurance coverage limit shall not be less than $1,000,000 per occurrence with a $3,000,000 general aggregate and a deductible not to exceed $25,000. For each Home and Special Property, Primacy shall maintain Property insurance coverage with a limit equal to the lower of the replacement cost or the Appraised Value, with deductible as set forth below.

Base Coverage:

•                  Up to $1,250,000 any one location for buildings;

•                  $5,000 for personal property

•                  10% of reported property value for appurtenant structures

Earth Movement:

•                  Any one occurrence and aggregate coverage up to $5,000,000 ($10,000 deductible, except in California where it is 10% of the reported value per location.)

Flood Coverage:

•                  Any one occurrence up to $5,000,000 - $5,000,000 in the aggregate ($1,000 deductible.)

Wind Deductibles:

•                  5% of reported value per location subject to a minimum of $1,000 for High Hazard Wind Counties as defined.

Other:

•                  In addition to the exclusions set forth in the policies, water backing up through sewers or drains, water rising through the ground causing damage and sump pump failure is not covered.

•                  All other damages deductible - $500

•                  Coverage over $1,250,000 will be on a specific quote basis

The Company shall be named as an additional insured under all such policies of insurance which shall not be modified or terminated unless the Company receives 30 days’ prior notice thereof. Upon the written request of Company, Primacy shall provide Company with a certificate of insurance evidencing that Primacy has such coverage in place.

Promptly upon learning of a loss or a threatened loss on any Home or Special Property, PRIMACY shall notify the Company and shall investigate the loss. PRIMACY shall obtain the Company’s prior approval before making any settlements with insurance carriers or repairing or rebuilding the Home or Special Property.  Any insurance proceeds paid to PRIMACY shall be credited to the Company as an offset against Costs otherwise subject to reimbursement by the Company.  Any loss or damage not covered by this insurance, including, but not limited to, any deductible, shall be deemed a Cost subject to reimbursement by the Company.

The insurance coverage described above shall be considered excess coverage over and above any other valid coverage maintained by the Employee and actually collected.

C.                        Responsibilities of Parties

1. INDEMNIFICATION

Notwithstanding anything else contained herein to the contrary, except to the proportionate extent of any negligence or willful misconduct on the part of Primacy, Company agrees to indemnify and hold Primacy harmless from all claims, liability, damages and expenses (including reasonable attorneys’ fees) arising in connection with or as a result of the services contemplated under this Agreement, or breach thereof, or arising out of or in connection with any action or failure to act by any Employee or any other person to whom relocation services are provided pursuant to the terms of this Agreement.

Except to the proportionate extent of any negligence or breach of this Agreement on the part of Company, Primacy agrees to indemnify and hold Company harmless from all claims, liability, damages and expenses (including reasonable attorneys’ fees) incurred or suffered by Company arising in connection with any demand, claim or legal action asserted against Company by a third party (other than an Employee or another person to whom relocation services are provided under this Agreement) by reason of any act or thing done or omitted by Primacy pursuant to this Agreement and caused by the negligence or willful misconduct of Primacy.

The provisions of this section shall survive termination of this Agreement. Upon performance of its obligation to indemnify, the indemnifying party shall be subrogated to any rights of the indemnified party with respect to such claim.

2.                          PRIMACY shall be responsible for providing its services under this Agreement and any Addenda in a commercially reasonable manner and in accordance with all applicable federal, state and local laws.

3.              Force Majeure. Neither party shall be liable to the other party for any delay or failure in performance due to any cause beyond its reasonable control. This provision shall not excuse the non-payment or late payment of any monetary obligation by any party.

D.                        TERM; Termination

The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2005 (the “Term”) unless terminated by either party as provided for herein. The Agreement shall automatically renew for additional one-year Term(s), unless either party provided notice to the other not less than sixty (60) days prior to the end of the then current Term of its intent not to extend or renew the Agreement.

Either party hereto may terminate this Agreement for any reason by giving the other party thirty (30) days prior written notice of such termination. Notwithstanding the foregoing, upon giving notice of termination of this Agreement, Company shall not make and Primacy shall not accept any further Initiations.

In the event of such termination, PRIMACY may choose to continue to perform the services referred to in this Agreement for any Homes being handled by PRIMACY at the time this Agreement is terminated.  With respect to such Homes, the provisions of this Agreement shall continue to govern the rights and obligations of the parties including, but not limited to, the Company’s obligation to make the payments called for in this Agreement.

Notwithstanding the foregoing, the Company shall have the option regarding any Home being handled by PRIMACY pursuant to and at the termination of the Agreement that is not then subject to a purchase and sale contract, of transferring such Home to the Company or its designee after payment to PRIMACY of the Service Fee and any outstanding Home Sale Program Costs and reimbursement of any equity payments, mortgage payoffs, or interest costs incurred, without any further liability to PRIMACY. PRIMACY shall have the right to sell such Homes without limitation on loss on sale, provided it first offers to sell the Homes to the Company or its designee for the amount that PRIMACY has invested therein.

E.                          PRIMACY Status Disclaimer

PRIMACY is an independent contractor and is not acting as an agent for purposes of acquiring Homes. PRIMACY is a relocation service provider.  We are not tax or legal counsel.  Nor do we guarantee tax treatment for services rendered.  We advise you, our client, to seek your own tax and legal advice.

ARTICLE 4     Fees and Billing Procedures

SECTION 1     Fees

BUNDLED FEES

Tier IH and 2H	$0* per Employee, plus Direct Costs
(Homeowner Buyer Value Program)
Executives / Regional Directors
Exempt / District Managers
Services included:
Policy Counseling
Expense Administration (EAS) (first calendar year)
Home Marketing
Home Sale
• Buyer Value Option (BVO)
• Amended Value
• Full Buy-out
Destination Services
Mortgage Assistance
Temporary Living
Transportation Coordination
Website
Appraisal Review

* Non-Compliance Fee. The fee stated above is dependent upon Primacy capturing a referral fee from both the listing broker on the sale of the Employee’s current Home and the selling broker on the purchase of a home in the destination location, if not the following service fee will apply:  $1,000 if one referral fee is captured; $2,000 if no referral fees are captured. This fee is termed a non-compliance fee.  This fee is also dependent upon Primacy Relocation retaining the option to present Primacy preferred mortgage lenders as the only direct bill option to employees seeking to purchase a home in the new location and will be the only suppliers allowed to direct bill approved new home purchase closing costs.

Tier 3H	$0** per Employee, plus Direct Costs
(Homeowner Relocation Allowance)
Exempt District Managers
Services included:
Policy Counseling
Expense Administration (EAS) (first calendar year)
Home Marketing
Destination Services
Mortgage Assistance
Temporary Living
Transportation Coordination
Website

** Non-Compliance Fee. The fee stated above is dependent upon Primacy capturing a referral fee from either the listing broker on the sale of the Employee’s current Home or the selling broker on the purchase of a home in the destination location, if not an additional fee of $750 will apply. This fee is termed a non-compliance fee.  This fee is also dependent upon Primacy Relocation retaining the option to present Primacy preferred mortgage lenders as the only direct bill option to employees seeking to purchase a home in the new location and will be the only suppliers allowed to direct bill approved new home purchase closing costs.

Tier IR, 2R, 3R	$550 per Employee, plus Direct Costs
(Renters Program)
Executives / Regional Directors
Exempt / District Managers
Exempt / General Managers
Services included:
Policy Counseling
Expense Administration (EAS) (first calendar year)
Renter Assistance
Temporary Living
Transportation Coordination
Website

Individual Fees (if applicable or requested):

Appraisal Review	$250

Closing Services	$600

Cancellation Fee	$600 Homeowners
$300 Renters

Cost of Living Analysis	$35 per analysis

Expense Administration

For Additional Calendar Year(s)	$150 per additional calendar year (applicable all files)

Interest on Monies Funded	Wall Street Journal Prime plus 1½%

Special Property Fee	Standard Fee plus $250/Month

Travel Arrangements	$75 per file

Communication Fee	$70 per file (applicable to all BVO files)

Other Administrative Charges

A.           International Wire Transfer Charges

B.             Domestic Wire Transfer Charges

C.             One time Express Mail Charges

D.            Expedited Employee Payment (Out Of Cycle)

E.              Title and Closing Services

F.              Accounting, Reconciliation, Research

SECTION 2       Billing Procedures

A.                        PRIMACY will be entitled to receive (1) a Service Fee for each Home transferred to PRIMACY hereunder; (2) the non-compliance fee (Article 4, Section 1) which will be reconciled as described below (item D); (3) a Special Property Fee for each Special Property transferred to PRIMACY; (4) fees and charges for other services as provided; (5) reimbursement of Home Sale Program Costs and applicable administrative charges expended by PRIMACY pursuant to the provisions of this Agreement; (6) reimbursement of Equity paid to Employees and for the payoff of any mortgage loans;  (7) interest on all funds expended by PRIMACY; (8) employee expenses, if any,  paid by PRIMACY as authorized by the Company’s relocation policy;  (9) and vendor payments made by PRIMACY for the Company.

B.                        The Company will reimburse PRIMACY all out-of-pocket Costs incurred to expedite payments made to Employees.  In order to expedite Employee payments, PRIMACY will select ACH deposit, wire deposit or overnight courier service if necessary.

C.                        The Company will reimburse PRIMACY all out-of-pocket Costs incurred to perform on-site inspections deemed necessary by PRIMACY and the Company. PRIMACY will request and receive approval from the Company before making on-site inspections where the Company will pay expenses for the on-site visit.  Such authorizations will apply for one individual unless other persons are authorized.

D.                        At least quarterly, PRIMACY will prepare and deliver to the Company an adjustment invoice for each Home or Special Property for which an adjustment occurred during the preceding quarter. The adjustment invoice will be in an amount equal to the adjustment incurred or received (such as a utility credit received after escrow is closed). A quarterly adjustment will be made of the non-compliance fee if referral fees are captured on the sale and purchase of homes by the Employee.

E.                          On any funds that may be advanced by PRIMACY including but not limited to amounts to pay Equity payments, any mortgage payoffs, and any deposits required from the Company but not paid within terms specified, the Company will pay PRIMACY monthly for interest from the date the funds are advanced at a annual rate equal to Wall Street Journal prime plus one and one half percent (1½%) as part of the weekly invoice payment, if property related expenses are integrated with Expense Administration. Otherwise, interest will be paid as incurred and billed, not to exceed monthly.

F.                          After the closing of a sale of a Home to a buyer, PRIMACY will prepare a final disposition billing in which PRIMACY will total all costs and charges due to PRIMACY pursuant to this Agreement, and will then bill or credit the Company for the difference between that total and the advanced billing amount previously billed and received.  Final disposition billing will be sent to Company within 60 days after the end of the month in which the closing of a sale of a Home occurs.

G.                        For any direct billing of new home closing costs through PRIMACY, Company agrees to pay PRIMACY’S invoice for direct billed new home closing costs within 10 days of receipt.

H.                        It is explicitly agreed that the service fee for any ancillary service will be earned by PRIMACY at the time of initiation. It is further agreed that the home sale or BVO service fee and non-compliance fee will be earned by PRIMACY 30 days after initiation for any home sale or BVO program. The Cancellation Fee (Article 4, Section 1) shall apply to files cancelled within 30 days of initiation. Notwithstanding the preceding, for all programs involving a bundled fee, the bundled fee, and any applicable non-compliance fee, will be earned by PRIMACY should PRIMACY provide any one or more of the services that are a part of that bundled fee program.  The individual fees, the bundled service fee and non-compliance fee will be billed to Company, at time of initiation, as part of the weekly billing process.

ARTICLE 5     Default

The following shall be events of default hereunder;

A.                        the failure or refusal by PRIMACY or the Company to perform any of their respective obligations under this Agreement, including but not limited to, the payment of monies due in a timely manner or the deterioration of their financial status.

B.                        the filing of a petition of bankruptcy or insolvency or for reorganization under the bankruptcy laws of the United States or under any insolvency act of any state or the making of an assignment for the benefit of creditors;

C.                        the default in the punctual payment of amounts due hereunder to a party and such default continues for 15 days after written notice thereof; and

D.                        the filing of involuntary proceedings under any such bankruptcy law or for the dissolution of a party or the appointment of a receiver or trustee for all or substantially all of the Homes or Special Properties of a party and such proceedings are not dismissed or such appointment vacated within 60 days after the institution or appointment thereof.

ARTICLE 6     Remedies for Default

A.                        In the event of a default by either party, then the non-defaulting party shall be entitled to all remedies as provided in law and equity, including, but not limited to, the right to immediately terminate this Agreement.

B.                        In addition, in the event of the Company’s default for failure to pay PRIMACY in a timely manner, PRIMACY shall be entitled to elect any one or more of the following remedies:

1.                          PRIMACY may record in its own name, or that of an affiliate, the legal title to any and all property subject to this Agreement.  The proceeds from any resale of such property shall be credited to the sums due from the Company.

2.                          PRIMACY may declare the entire amount of all sums due under this Agreement immediately due and payable.  In such event, all sums not immediately paid shall earn interest at the maximum rate allowed by law.

3.                          PRIMACY shall be entitled to recover all costs, including reasonable attorney fees, incurred in collecting all sums due.

4.                          PRIMACY may assign to the Company, and the Company shall be deemed to have accepted such assignment, any Contract of Sale entered into with an Employee.  Any such assignment shall take effect upon PRIMACY so notifying the Company in accordance with the Agreement. Thereafter, the Company shall assume all responsibility under said assignment of Contract of Sale(s) and PRIMACY shall be relieved of all responsibility.

C.                        The rights and remedies of the respective parties are cumulative.  Neither party need resort to any particular right or remedy before exercising or enforcing any other right or remedy.

ARTICLE 7     Notices

A.                        All notices and other forms of communication between the parties relating to this Agreement, unless otherwise stated herein, shall be in writing and shall be deemed to have been received when delivered in person, two (2) business days after being sent via overnight courier, or three (3) business days after being deposited in the United States mail, postage prepaid, and addressed as follows:

TO:

PRIMACY RELOCATION, LLC

TO:

Friendly Ice Cream Corporation

Attn: Matthew Spinolo	Attn: Garrett J. Ulrich
6077 Primacy Parkway, Suite 300	1855 Boston Road
Memphis, TN 38119	Wilbraham, MA 01095
Tel # (901) 291-5510	Tel # (413) 543-2400 x2012
Fax # (901) 291-5710	Fax # (413) 543-3186

E-Mail: Matt.Spinolo@primacy.com	E-Mail: Gary.Ulrich@friendlys.com

B.                        Either party may change its address, telephone number or fax number for notice purposes by so notifying the other party in accordance with this Article.

ARTICLE 8     Subsidiaries and Affiliates

If the Company directs PRIMACY to provide its services hereunder to any subsidiary, affiliate or other entity, PRIMACY is hereby authorized to provide such services. PRIMACY’S receipt of an initiation to provides services shall be conclusive evidence that the Company is directing PRIMACY to provide service under this Agreement. The Company is responsible for and guarantees all payments due PRIMACY under the provisions of this Agreement should any such entity not pay PRIMACY within the terms of this Agreement.

ARTICLE 9     Governing Law

The provisions of this Agreement shall be governed by the laws of the State of Tennessee.

ARTICLE 10     Attorneys’ Fees

In any action or proceeding arising out of any matter associated with this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and costs from the other party.

ARTICLE 11     Captions

The captions in this Agreement are for convenience and reference only and are not intended as part of this Agreement.

ARTICLE 12     Entire Agreement

This Agreement and the attached Addenda represents the entire agreement between the parties and supersedes all prior Agreements and communications.  This Agreement may not be amended, modified, altered, or changed in any way whatsoever, except in writing signed by all parties.

ARTICLE 13     Security

It is expressly understood that PRIMACY shall be advancing significant sums of money under this Agreement.  In this regard, should PRIMACY deem itself insecure concerning the payment of monies under this Agreement, then PRIMACY shall be entitled to suspend any further advancement of monies until the Company has provided PRIMACY with adequate evidence of financial security.

ARTICLE 14     Waiver

The failure by either party in one or more instances to insist upon the other party’s strict compliance with any provision of this Agreement shall not be deemed a waiver or relinquishment of the right to assert or rely upon any such provision on any future occasion.

ARTICLE 15     Authority

Each of the parties executing this Agreement warrants and represents to the other party that the executing party has complete corporate power and authority to execute this Agreement.  Neither party shall be required to make further inquiry into the other’s authority.

ARTICLE 16     Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

ARTICLE 17     Severability

In the event any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid for any reason whatsoever, such illegality, unenforceability, or invalidity shall not affect the remaining terms and provisions of this Agreement.

ARTICLE 18     Nondiscrimination

Unless exempt under the rules and regulations of the Secretary of Labor or other proper authority, this Agreement is subject to applicable laws and executive orders relating to equal opportunity and nondiscrimination in employment.

This Agreement for Relocation Services shall expire if not fully executed by all parties within 90 days of issue date (March 31, 2004).  This Agreement for Relocation Services supercedes any other Agreement for Relocation Services executed prior to the date of this Agreement.

In witness whereof, the parties have executed this Agreement effective as of the day and year first above written.

PRIMACY RELOCATION, LLC

Friendly Ice Cream Corporation

by	/s/ Gilbert O. Saunders, Jr.	by	/s/ Garrett J. Ulrich

title	Director, Legal Department	title	Vice President, Human Resources

date	4-16-04	date	4/13/04

Addendum 1

Home Sale – Company Funded Equity – EAS Integrated

When the Company desires to use PRIMACY’S Home Sale Program in connection with the relocation of an Employee, the following procedures will be followed:

Section 1                     Initiation of Employee Into the Home Sale Program

The Company will notify PRIMACY in writing (the “Relocation Authorization”) that the Employee is to be transferred and that the Company desires PRIMACY to make an offer to purchase the Employee’s Home.  Within two Business Days, PRIMACY will telephone the Employee to explain the Company’s relocation program pursuant to the Agreement for Relocation Services.

Section 2                     Inspections and Title Work

PRIMACY will promptly order a title search on the Home or Special Property by a title company selected by PRIMACY.

PRIMACY will also order inspections on the Home or Special Property to include a general home inspection and wood boring insect inspection. Other inspections as deemed appropriate and necessary by PRIMACY (other inspections recommended on an appraisal or broker market analysis, radon inspections as indicated by the Environmental Protection Agency map of radon zones, etc.) will also be ordered.  Such inspections and tests will be performed by qualified companies.  The results of all such inspections will be disclosed to prospective purchasers of the Home or Special Property.

Section 3                     Home Marketing Assistance

PRIMACY will compile and send to the Employee lists of qualified real estate brokers or agents in the area in which the Home or Special Property is located.

The Employee will choose a real estate agent from PRIMACY’S list or may elect to use another agent. If the Employee uses another agent home sale cost performance and the execution of the 11 step I.R.S. approved process may be more difficult to achieve.

The required marketing period will be 60 days, unless otherwise authorized by the Company.

Section 4                     Appraisal Procedure

PRIMACY will compile and send to the Employee lists of qualified appraisers in the area in which the Home or Special Property is located.

The Employee will choose two appraisers from PRIMACY’S list and the average of the two appraisals will be the Appraised Value of the Home or Special Property.  If the difference between the two appraisals exceeds 5% of the higher value, a third appraisal from the third appraiser selected by the Employee will be obtained. The average of the three appraisals will constitute the Appraised Value.

Section 5                     Payments of Equity

The Employee’s Equity (or balance if Equity advances have already been made) will be paid to Employee by the Company, at PRIMACY’S direction, within 5 Business Days after the Date of Possession.

Section 6                     Responsibility for the Home or Special Property

From and after the Date of Possession, PRIMACY will be responsible for and will assume all the obligations of ownership of the Home or Special Property, including without limitation payment of mortgages, taxes, insurance and maintenance of the yard, interior and exterior of the property.  All such obligations will be performed in a diligent, prudent manner.  All expenses incurred by PRIMACY in performance of its obligations under this Section 6 will be deemed Home Sale Program Costs.

Section 7                     Procedures for Resale

Upon receipt from the Employee of a fully executed Contract of Sale and any additional documents and information required and after any valid third party offers have terminated without sale, PRIMACY will immediately list the Home for sale and will be entitled to accept any offer which it deems satisfactory under prevailing market conditions provided that PRIMACY will not accept any offer which is less than 95% of the Appraised Value of the Home without prior approval of the Company.

PRIMACY will be authorized to make repairs and/or capital improvements to the Home in a cumulative amount of up to 1% of the Appraised Value of the Home. Any repairs and/or capital improvements in excess of said amount will require specific authorization from the Company.  However, if in PRIMACY ‘s judgment, repair work of an emergency nature is necessary, PRIMACY is authorized to have such repair work performed without prior authorization.

PRIMACY may, at its discretion, allow a third party to assume and agree to pay, by means of a substitution of liability, any mortgages encumbering the Home, and PRIMACY agrees to protect and hold harmless the Employee against any loss or expense incurred by reason of such loan assumption.

Upon a Resale Closing, the sale proceeds will be adjusted for Closing Costs typically assessed and apportioned in the location where the Home is located. PRIMACY will be responsible for ensuring that all such costs are apportioned properly.  Copies of the signed closing sheets will be sent to the Company.

Section 8                     Mortgage Payoffs

The Company may request PRIMACY to pay off any mortgage at any time.

Section 9                     Transfer of Title

PRIMACY will, as designated by Company, arrange to have record title to a Home or Special Property transferred to Company or its designee. Any transfer costs incurred, including title insurance premiums, will be billed to Company as a direct expense. Upon the sale of the Home Primacy shall arrange to have record title transferred by Company or its designee to the new purchaser. Any transfer costs incurred on the sale to the new purchaser will be billed to Company as a direct expense. Company and its designee agree to cooperate in executing or providing any documents reasonably required by Primacy to transfer record title to a new purchaser.

Section 10              Billing and Payment

PRIMACY will prepare a weekly invoice for amounts due which have been incurred.   Upon review and approval of the weekly invoice by the Company Representative, said expenses will be paid by the Company via ACH or wire transfer deposited in PRIMACY’S designated bank account. PRIMACY will pay said expenses and Employee reimbursements upon receipt of the ACH or wire deposit.

Company will pay any amounts due with respect to final disposition billing as part of the weekly invoice payment described above.

It is explicitly agreed that service fees and any non-compliance fee will be earned by PRIMACY at the time of initiation for any ancillary services and 30 days after initiation for any homesale program.

Addendum 2

BVO – Company Funded Equity – EAS Integrated

When the Company desires to use PRIMACY’S Buyer Value Option (“BVO”) program in connection with the relocation of an Employee, the following procedures will be followed:

Section 1                     Initiation of Employee Into the BVO Program

The Company will notify PRIMACY in writing (the “Relocation Authorization”) that the Employee is to be transferred and that the Company desires PRIMACY to make an offer to purchase the Employee’s Home.  Within two Business Days, PRIMACY will telephone the Employee to explain the Company’s relocation program pursuant to the Agreement for Relocation Services.

Section 2                     Inspections and Title Work

PRIMACY will promptly order a title search on the Home or Special Property by a title company selected by PRIMACY.

PRIMACY will also order inspections on the Home or Special Property to include a general home inspection and wood boring insect inspection. Other inspections as deemed appropriate and necessary by PRIMACY (other inspections recommended on a broker market analysis, radon inspections as indicated by the Environmental Protection Agency map of radon zones, etc.) will also be ordered.  Such inspections will and tests will be performed by qualified companies.  The results of all such inspections will be disclosed to prospective purchasers of the Home or Special Property.

Section 3                     Home Marketing Assistance

PRIMACY will compile and send to the Employee lists of qualified real estate brokers or agents in the area in which the Home or Special Property is located.

The Employee will choose a real estate agent from PRIMACY’S list or may elect to use another agent. If the Employee uses another agent home sale cost performance and the execution of the 11 step I.R.S. approved process may be more difficult to achieve.

Required marketing period will be 60 days, unless otherwise authorized by the Company.

Section 4                     Payments of Equity

The Employee’s Equity (or balance if Equity advances have already been made) will be paid to Employee by the Company, at PRIMACY’S direction, within 5 Business Days after the Date of Possession.

Section 5                     Responsibility for the Home or Special Property

From and after the Date of Possession, PRIMACY will be responsible for and will assume all the obligations of ownership of the Home or Special Property, including without limitation payment of mortgages, taxes, insurance and maintenance of the yard, interior and exterior of the property.  All such obligations will be performed in a diligent, prudent manner.  All expenses incurred by PRIMACY in performance of its obligations under this Section 5 will be deemed Home Sale Program Costs.

Section 6                     Mortgage Payoffs

The Company may request PRIMACY to pay off any mortgage at any time.

Section 7                     Procedures for Resale

Upon receipt from the Employee of a fully executed Contract of Sale and any additional documents and information required and after any valid third party offers have terminated without sale, PRIMACY will immediately list the Home for sale and will be entitled to accept any offer which it deems satisfactory under prevailing market conditions provided that PRIMACY will not accept any offer which is less than 95% of the Appraised Value of the Home without prior approval of the Company.

PRIMACY will be authorized to make repairs and/or capital improvements to the Home in a cumulative amount of up to 1% of the Appraised Value of the Home. Any repairs and/or capital improvements in excess of said amount will require specific authorization from the Company.  However, if in PRIMACY ‘s judgment, repair work of an emergency nature is necessary, PRIMACY is authorized to have such repair work performed without prior authorization.

PRIMACY may, at its discretion, allow a third party to assume and agree to pay, by means of a substitution of liability, any mortgages encumbering the Home, and PRIMACY agrees to protect and hold harmless the Employee against any loss or expense incurred by reason of such loan assumption.

Upon a Resale Closing, the sale proceeds will be adjusted for Closing Costs typically assessed and apportioned in the location where the Home is located. PRIMACY will be responsible for ensuring that all such costs are apportioned properly.  Copies of the signed closing sheets will be sent to the Company.

Section 8                     Transfer of Title

PRIMACY will, as designated by Company, arrange to have record title to a Home or Special Property transferred to Company or its designee. Any transfer costs incurred, including title insurance premiums, will be billed to Company as a direct expense. Upon the sale of the Home Primacy shall arrange to have record title transferred by Company or its designee to the new purchaser. Any transfer costs incurred on the sale to the new purchaser will be billed to Company as a direct expense. Company and its designee agree to cooperate in executing or providing any documents reasonably required by Primacy to transfer record title to a new purchaser.

Section 9                     Billing and Payment

PRIMACY will prepare a weekly invoice for amounts due which have been incurred.   Upon review and approval of the weekly invoice by the Company Representative, said expenses will be paid by the Company via ACH or wire transfer deposited in PRIMACY’S designated bank account. PRIMACY will pay said expenses and Employee reimbursements upon receipt of the ACH or wire deposit.

Company will pay any amounts due with respect to final disposition billing as part of the weekly invoice payment described above.

It is explicitly agreed that service fees and any non-compliance fee will be earned by PRIMACY at the time of initiation for any ancillary services and 30 days after initiation for any homesale program.

Section 10              Failed Resale Transactions

If a Home fails to resell after PRIMACY contracts to buy the Home or Special Property from the Employee, the Home or Special Property will be an inventoried Home Sale Program property and the service fee and operational procedures for the Home or Special Property will be the same as that for an inventory property in the Home Sale Program.

Exhibit A

Definitions

A.           “Appraised Value” means the offer price extended to an Employee, which price usually shall be established as the average of two independent appraisals, performed by qualified independent appraisers.

B.             “Contract of Sale” means the contract between Primacy and the Employee outlining the terms and conditions of Primacy’s purchase of the Employee’s Home.

C.             “Broker Market Analysis” means a written market analysis, prepared by a real estate agent knowledgeable as to real estate values and market conditions in the area of the subject Home, based on recent comparable sales and listings with support data.

D.            “Business Day” means a day that is not a Saturday, Sunday, or a PRIMACY, Company or federal holiday.

E.              “Date of Possession” shall be the date PRIMACY assumes ownership responsibility for a Home, which is the later of the contract date or the vacate date.

F.              “Designated Representative” means an individual designated by the Company to perform certain obligations herein.  The Designated Representative shall be Garrett J. Ulrich with the address set forth in Article 7, or such other individual designated by the Company to act in his absence.

G.             “Direct Costs” are all Home Sale Program costs except administration costs and interest expense.

H.            “Employee” means an individual designated by the Company whose relocation by PRIMACY has been approved by the Company.

I.                 “Equity” means an amount equal to the difference between (1) the Contract of Sale price of the Home and (2) the amount of the sum of all outstanding balances under all deeds of trust, mortgages and other liens on the Home, any costs required to cure defects in title and any amounts for work required to be done to the Home as agreed to by the Employee, and any prorated items such as interest, property taxes, bonds, assessments and homeowner dues.

J.                “Estimate of Most Probable Sales Price” means the price at which a Home or a Special Property would most probably sell for cash or cash equivalent, “as is”, if exposed to the market for a reasonable marketing time not to exceed 120 days.  Implicit in this definition are the following conditions: both parties are well informed and acting in their best interests; and financing is on terms generally available in the community.

K.            “Fixtures” shall mean all items of personal property that are affixed to or used in connection with the Premises, including but not limited to: built in kitchen appliances including refrigerator, range, oven, microwave, dishwasher, disposal and trash compactor; landscaping; fences; swimming pool; swimming pool equipment; window shades; venetian blinds; draperies; curtain rods; storm windows and doors; combination windows and doors; fireplace doors and equipment; garage door openers; burglar and fire alarm systems and components; attached shelving and mirrors; television antenna; electrical fixtures; plumbing fixtures; heating and air conditioning systems and units; lighting fixtures; carpeting permanently attached to the floors.

L.              “Home” means a single family residence, condominium or townhouse owned by an Employee, the Employee’s spouse or a dependent living in the same home with the Employee, and used as his/her principal residence; “Home” shall exclude cooperatives, multiple dwellings, mobile homes, manufactured housing, any property which exceeds five acres, any property located outside of the fifty United States; or any property whose Appraised Value is established by means other than an appraisal or any property whose appraised value exceeds $500,000 or where an appraisal has been obtained that did not use the Employee Relocation Council’s approved format, or any property subject to a directed offer where the Company has directed PRIMACY to make an offer, usually for an amount which would exceed the most probable selling price.  The term “Home” shall include all Fixtures normally sold with a Home in accordance with local custom.  Any additional real property owned by an Employee shall not be deemed to be part of the Employee’s property for the purposes of this Agreement; however, such additional property may be treated as a “Special Property” as defined.

M.         “Home Sale Program Costs” means the sum of the following with respect to a Home or Special Property:

1.               Acquisition costs including all costs incurred by PRIMACY to acquire the Employee’s Home or Special Property, including but not limited to, relocation appraisal fees, inspections and or testing costs, title search, certificates of occupancy, bank information fees and all other miscellaneous acquisition costs, including liabilities, and expenses incurred by PRIMACY in connection with the acquisition of the Home or Special Property.

2.               Recurring Carrying Costs including all recurring costs incurred by PRIMACY to carry or manage the Home after its acquisition and until the close of its resale, including, but not limited to, mortgage interest, equity interest, property taxes, utilities, insurance, maintenance, condominium or homeowner association common area fees, and all other miscellaneous recurring carrying costs, including liabilities, and expenses incurred by PRIMACY in connection with managing the Home or Special Property.

3.               Non-recurring Carrying Costs including all non-recurring costs incurred by PRIMACY to carry or manage the Home or Special Property after its acquisition and until the close of its resale, including, but not limited to, repairs, capital improvements, mortgage assumption fees, assessments, rental management fees, and all other miscellaneous non-recurring carrying costs, including liabilities, and expenses incurred by PRIMACY in connection with managing the Home or Special Property.

4.               Disposition Selling Costs including all costs incurred by PRIMACY in connection with the resale of the Home or Special Property to a third party, including, but not limited to, brokers’ commissions, title costs, cost to cure claims of title defects, attorney fees, escrow fees, document preparation fees, pre-payment penalties, mortgage release fees, state or local transfer and recording fees, closing and other legal fees, F.H.A. or V.A. points, monetary concessions and incentives, gains or losses on sale, survey charges, and all other resale costs, including liabilities, and expenses incurred by PRIMACY in connection with the costs of disposition and selling the Home or Special Property.

5.               Administrative costs are all fees and charges incurred by PRIMACY administering its Home Sale Program that are not solely related to a specific Home or Special Property, including but not limited to, Home Sale Program fees, interest charges on funds utilized other than interest on equity advances, and any other fees for ancillary services.

Credits received by PRIMACY in connection with the rental of the Home or any gain on sale shall be calculated as a credit to the Company to offset Home Sale Program Costs.

N.            “Inventory Period” is the period of time from the Date of Possession to the Resale Closing.

O.            “Marketable Title” means one that does not contain a defect, outstanding interest, or claim which may conceivably operate to defeat or impair the owner’s title.  Issuance of a title insurance policy shall be conclusive evidence of marketable title.

P.              “Resale Closing” means the consummation of the sale of a Home or Special Property acquired by PRIMACY to a third party.

Q.            “Service Fee” is the agreed-upon fee payable by the Company to PRIMACY that applies for services performed hereunder with respect to the Homes of Employees, whether or not a Home or Special Property is transferred to the Company or its designee.  The amount of the Service Fee is set forth in Article 4.

R.             “Special Property” means any property owned by an Employee which is not within the definition of “Home” set forth above, but which is authorized in writing by the Company to be a part of the Home Sale Program.  A Special Property shall be a “Home” for all purposes other than determination of the applicable fee.

S.              “Special Property Fee” means the fee payable by the Company to PRIMACY for services performed hereunder with respect to any Special Property.  The amount of the Special Property Fee is set forth in Article 4.